Exhibit 13.3




                        FEDERAL DEPOSIT INSURANCE CORPORATION
                               Washington, D.C. 20429


                                       FORM F-3


                      CURRENT REPORT PURSUANT TO SECTION 13 OF THE
                             SECURITIES EXCHANGE ACT OF 1934


                               For the month of March 1996

                                FDIC Certificate No. 27049



                                  FIRST COMMUNITY BANK
                   (Exact name of bank as specified in its charter)



          NORTH CAROLINA                                 56-1549743
   (State or other jurisdiction                      (I.R.S. Employer
of incorporation or organization)                   Identification No.)




100 East Garrison Boulevard, Gastonia, NC                     28052
    (Address of principal office)                           (Zip Code)


      Bank's telephone number, including area code   (704) 868-4251



     Securities registered pursuant to Section 12(b) of the Act:  NONE


      Securities  registered  pursuant to Section 12(g) of the Act:


                     Common Stock, $4.16 2/3 Par Value
                              (Title of Class)



Item 12 - Other Materially Important Events

On March 19, 1996, First Community Bank entered into a Letter of Intent with Centura Banks, Inc., Rocky Mount, North Carolina, whereby the shares of common stock of First Community Bank would be exchanged for shares of common stock of Centura Banks, Inc. As a result of the transaction, First Community Bank branches will become branches of Centura Bank, the wholly owned subsidiary of Centura Banks, Inc. Shareholders of First Community Bank will receive 0.96 shares of Centura Banks, Inc. common stock for each share of First Community Bank, subject to adjustment as provided in the Letter of Intent. The transaction is subject to the execution of a definitive agreement among First Community Bank, Centura Banks, Inc. and Centura Bank and to approval of the shareholders of First Community Bank and appropriate federal and state regulatory authorities. Shareholders of First Community Bank will be called to vote on the transaction at a special meeting of shareholders. It is anticipated the transaction will close during the third quarter of 1996.



Item 13 - Financial Statement and Exhibits

         (a)      Financial Statements.

                  Not applicable.

         (b)      Exhibits.

                  The following Exhibits are filed herewith.

         Exhibit No.                  Description of Exhibit

         1                            Press Release dated March 20, 1996
         2                            Letter of Intent dated March 19, 1996


                                        2



                                 SIGNATURES
         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         FIRST COMMUNITY BANK
                                               (Bank)


Date:  March 26, 1996             By: /s/ Donald R. Lineberger
                                      ------------------------
                                      Donald R. Lineberger
                                      Chairman and
                                      Chief Executive Officer









                                          3




                                   EXHIBIT 1
                                 PRESS RELEASE


(Centura logo)                                                  News Release

For Immediate Release

March 20, 1996

Contacts:               Michael R. Hilton               Donald R. Lineberger
                        Centura Bank                    First Community Bank
                        (919) 977-8428                  (704) 868-4251
                        mhilton@centura.com

CENTURA EXPANDS PRESENCE IN PIEDMONT NORTH CAROLINA

        ROCKY MOUNT, N.C. -- Centura Banks, Inc. (NYSE: CBC) announced today it has reached agreement to merge with First Community Bank in Gastonia, North Carolina.

        First Community has assets of $121 million, with five locations in Gaston County: three in Gastonia, one in Dallas and one in Mount Holly. For the year ended December 31, 1995, First Community's return on assets was
1.23 percent and return on equity was 12.30 percent. First Community has the third highest market share of bank deposits in Gastonia, which is about
20 miles west of Charlotte.

        When approved and completed, Centura will have a major presence in an economically growing market in the industrialized corridor between Charlotte and Asheville. In addition to Centura's recently completed acquisition of First Commercial Bank in Asheville, the company has acquired strong market share in recent years in other cities between Charlotte and Asheville, including
Shelby, Forest City and Rutherfordton.

                                -more-



CENTURA EXPANDS PRESENCE IN PIEDMONT
March 20, 1996
Page 2

        "First Community is a very attractive, well-managed franchise in a great market," said Robert R. Mauldin, Centura's chairman and chief executive officer. "This agreement is further proof that Centura is now a statewide bank throughout North Carolina and that we can achieve significant growth while adding value for our shareholders. We look forward to building on First Community's success by offering new financial choices for its customers."

        "We are very pleased to be joining with an industry leader like Centura," said Donald R. Lineberger, First Community's chairman and chief executive officer, who will remain with Centura after the proposed merger is complete. "They have a record of providing quality service and innovative financial services to customers, outstanding benefits and job opportunities for employees and a commitment to the communities they serve. Together, we will be able to do even more for Gaston County."

        Under the agreement, First Community shareholders will receive .96 shares of Centura stock for each share of First Community stock. Based on Centura's closing price on Monday of $34.625 the deal would be valued at $28.7 million.

        The merger is subject to approval by First Community shareholders and appropriate regulatory agencies. The companies expect to complete the transaction by the third quarter of this year.

                                -more-




                                     EXHIBIT 2

                                 LETTER OF INTENT

March 19, 1996







CONFIDENTIAL

Board of Directors
First Community Bank
Post Office Box 2358
Gastonia, North Carolina  28053-2358

Gentlemen:

This Letter of Intent does hereby set forth the conditional offer of Centura Banks, Inc. (the "Company") to acquire all of the capital stock of First Community Bank ("the Bank"), on the following terms and conditions:

         1.       Form of Acquisition.  The Company will exchange 0.96
                  -------------------
                  shares of its common stock (the "Exchange Ratio") for each issued and outstanding share of stock of the Bank immediately upon the merger of the Bank with the Company's subsidiary, Centura Bank (the "Merger"). The Exchange Ratio shall be adjusted in the event (1) the average closing price of the Company's common stock is less than $31.50 for the ten consecutive full trading days prior to shareholder approval of the Merger (the "Determination Period"), and the average closing price of the Company's common stock divided by $35.00 is less than 90% of the quotient of the average price of the SNL NYSE Bank Index (the "Stock Index") for the Determination Period divided by the price of the Stock Index at the date of the definitive agreement, or in the event (2) the average closing price of the Company's common stock for the Determination Period is more than $38.50, and the average closing price of the Company's common stock for the Determination Period divided by $35.00 is more than 110% of the quotient of the average price of the Stock Index for the Determination Period divided by the price of the Stock Index at the date of the definitive agreement. If either event occurs, the Exchange Ratio shall be adjusted to reflect the lesser of the percentage





Board of Directors
March 19, 1996
Page 2



                  change in the Company's common stock price or the percentage change in the average price of the Stock Index.

                  The Bank will be allowed to continue to pay cash dividends on its common stock up to the Merger, consistent with its current payments and policy.

                  Options on shares of the Bank's common stock (up to a maximum of 98,900 shares) shall be converted into options on the Company's common stock with the number of shares covered by the options and the exercise price adjusted accordingly.

                  The Merger shall be structured to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code. The Merger shall be treated as a purchase for accounting purposes.

         2.       Benefits from Merger.  The Company will enter into an
                  --------------------
                  employment contract with Donald R. Lineberger for a term of five years at $135,000 per year, with retirement payments paid thereafter for ten years at $35,000 per year. The Company also will enter into an employment contract with Robert S. Pearson for a term of five years at $100,000 per year. The Company also will enter into employment contracts with Will Weill, III, David L. Lawing, and Holt D. Robinson for terms of three years at their current levels of compensation.

                  The Company shall appoint the current directors of the Bank to serve on the advisory board of directors of Centura Bank in Gastonia. Such directors shall be paid in accordance with Centura Bank's standard policy for advisory directors.

                  All employees of the Bank will be eligible under the benefit plans of the Company available to all similarly situated employees. Specifically, employees shall be entitled to enrollment (1) in the Company's retirement plan with prior service credit for purposes of eligibility and vesting, (2) in the Company's 401(k) plan with prior service credit for purposes of eligibility, vesting and calculation of benefits, and (3) in the Company's other employee benefit plans, including medical





Board of Directors
March 19, 1996
Page 3



                  and dental plans, with coverage on a "no loss, no gain" basis.

                  Any employee of the Bank who does not become a permanent employee of Centura Bank at the effective time of the Merger shall receive severance compensation in accordance with Centura Bank's standard severance policy, provided they remain an employee of the Bank through the effective time of the Merger.

                  The full details of all the above-mentioned benefits will be set forth in a definitive agreement to be entered into between both parties.

         3.       Due Diligence.  Each party's management shall be granted
                  -------------
                  the opportunity to review the books and records of the other party and discuss the same with the management of the other and such review shall be satisfactorily resolved in the other party's sole discretion. Each party's due diligence shall be completed within seven days of the date of the execution of this Letter of Intent by the Bank. The Company and the Bank shall maintain the confidentiality of all confidential and non-public information supplied by the other and shall use such information only in furtherance of the Merger. All documents provided by each party to the other and all copies of such documents shall be returned to the other party if the Merger is not consummated.

         4.       Environmental Assessments.  The Merger is conditioned
                  -------------------------
                  upon the completion by the Company within 60 days and at its own expense of all environmental assessments (including Phase I and Phase II assessments) on all real property owned by the Bank, the results of which shall be satisfactory to the Company in its sole discretion; provided, however, that the Company shall be entitled to terminate the definitive agreement only if the results of the environmental assessments indicate potential liability in excess of $750,000.

         5. Public Announcement. No press release or other public announcement concerning the Merger will be issued by either the Company or the Bank without the express consent of the other party.






Board of Directors
March 19, 1996
Page 4



         6.       Definitive Agreement.  Upon the Bank's execution of this
                  --------------------
                  Letter of Intent, the Company and the Bank will diligently pursue the negotiation of a mutually satisfactory definitive agreement (the "Agreement"), which Agreement shall detail the benefits set forth in Paragraph 2 and shall include such other provisions as the parties consider appropriate and shall also include provisions with respect to the following conditions of closing:

                  (a) Approval of the Agreement by the Company's Board of Directors.

                  (b) Approval of the Agreement by the Bank's Board of Directors and shareholders.

                  (c) Approval of such federal, state and other regulatory agencies as the Company and the Bank may deem necessary or advisable in order to close the transaction pursuant to the Agreement, including, but not limited to, approval by the North Carolina Commissioner of Banks and the Federal Reserve Board.

                  (d) Receipt of a ruling from the Internal Revenue Service or an opinion of the Company's tax advisor, in form and substance satisfactory to the Company and the Bank, that the Merger constitutes a tax-free reorganization pursuant to the appropriate provisions of the Internal Revenue Code.

                  (e) The accuracy of various representations and warranties of the Company and the Bank as specified in the Agreement and customary to transactions of this type.

                  (f) The receipt by the Bank of an opinion from its investment advisor that the transaction is fair, from a financial point of view, to the shareholders of the Bank.

                  (g) The indemnification by the Company of the directors and officers of the Bank to the fullest extent provided in Chapter 55 of the North Carolina General Statutes for all actions taken by such





Board of Directors
March 19, 1996
Page 5



                           persons in their capacity as directors and officers of the Bank prior to the consummation of the Merger.

                  (h) The Company shall have filed a Registration Statement, and such Registration Statement shall have become effective, with the Securities and Exchange Commission for the shares of the Company to be exchanged for the shares of the Bank.

                  The Agreement also shall provide that the Company and the Bank each shall have the right to terminate the Agreement should the Merger not have been completed by December 31, 1996, unless such date has been extended by agreement of the parties.

         7.       Continued Business of the Bank.  From and after the
                  ------------------------------
                  execution by the Bank of this Letter of Intent, the Bank agrees that it will conduct its business in the ordinary course and consistent with past practice and that the Bank shall provide prior notice to the Company of (a) any course of conduct not consistent therewith; (b) any litigation commenced against the Bank when claim for more than $75,000 is made; (c) any loan of $750,000 or more; and (d) any capital expenditure of $75,000 or more, exclusive of expenditures for the completion of the branch office the Bank is building in Mount Holly, North Carolina.

         8.       No Solicitation of Other Acquirors.  The Bank agrees that
                  ----------------------------------
                  from the date hereof, it will not, either itself or through its officers, directors, employees, agents, representatives or others, (a) solicit any other acquisition proposals or negotiate with any other persons or entities regarding other acquisition proposals, or
                  (b) provide (except as may be required by law) any non-public information, documents or materials to any person or entity (other than the Company and its affiliates) in connection with any such proposals unless prior to such time this Letter of Intent and/or the definitive Agreement contemplated herein shall have been terminated by the parties.

Upon receipt of written approval of the Bank with respect to the foregoing, this Letter of Intent will represent the good faith





Board of Directors
March 19, 1996
Page 6


intent of each of the parties, but only the Agreement when finalized and executed on behalf of each of the parties will constitute a binding agreement between the parties, except for the provisions of Paragraphs 5, 7 and 8 hereof which shall be binding on the Company and the Bank.

Thank you very much for permitting us to share this offer with you. We believe the combination of our two organizations would truly inure to the long term future benefit of the shareholders of both parties.

                                                     Yours very truly,

                                                     (Signature of Cecil W.
                                                     Sewell appears here

                                                     Cecil W. Sewell
                                                     President







Agreed to and accepted this 19th day of March, 1996.


FIRST COMMUNITY BANK


By:  (Signature of Donald R. Lineberger appears here)

         Donald R. Lineberger
         Chairman and Chief Executive Officer